EXHIBIT 10.33

SUMMARY SCHEDULE OF DIRECTOR COMPENSATION

Directors of Placer Sierra Bancshares (except management directors) receive annual fees for service on the Board and a Chairman fee as follows:

Annual Retainer	$60,000

Fee for Chairman of the Board	$1,500 per month

Each of the directors are also eligible to participate in the PLSB 2002 Amended and Restated Stock Option Plan and may also participate in health care plans.